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                                                                     EXHIBIT 11



                            MARTIN INDUSTRIES, INC.


                            STATEMENT OF COMPUTATION

                            OF NET INCOME PER SHARE

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996



                                                       YEAR ENDED DECEMBER 31,
                                                  ----------------------------------
                                                     1994        1995        1996
                                                  ----------  ----------  ----------
Net income                                        $7,155,000  $4,570,000  $1,827,000
                                                  ==========  ==========  ==========
Weighted average number of common and common
equivalent shares outstanding:
Weighted averages shares, excluding ESOP and
stock option effects                               2,614,675   3,729,360   5,172,386
Weighted average effect of allocated ESOP shares     553,280     893,588   1,239,836

Weighted average effect of stock options             487,690     581,306     359,969
                                                  ----------  ----------  ----------
                                                   3,655,645   5,204,254  $6,772,191
                                                  ==========  ==========  ==========
Net income per share                              $     1.96  $      .88  $      .27
                                                  ==========  ==========  ==========